Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 38 Dated March 12, 2002 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $86,000,000
Price to Public: 100%	Proceeds to HFC: 99.90%
Issue Date: March 15, 2002	Stated Maturity: September 15, 2003
Redeemable On or After: Not Applicable
Interest Rate Basis: 4.52%
Interest Payment Dates: On the 15th of September and March of each year, commencing September 16, 2002, and the Stated Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Calculation Agent: The Chase Manhattan Bank (National Association)
Agent:	$ Amount
ABN AMRO Incorporated	$60,000,000	DTC 5231
Merrill Lynch	$26,000,000	DTC 5132
Agent's Discount or Commission: .10%